Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272424

PROSPECTUS

7,940,835 Shares

Common Stock

This prospectus relates to 7,940,835 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus upon the exercise of warrants to purchase common stock.

We will not receive any proceeds from the sales of outstanding common stock by the selling stockholders, but we may receive funds from the exercise of the warrants held by the selling stockholders.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SMFL.” On July 18, 2023, the last reported sales price of our common stock on the Nasdaq Capital Market was $0.62. There is no public market for the warrants.

The selling stockholders may offer and sell the common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their shares. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 19, 2023

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section of this prospectus titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our” and “our company” refer, collectively, to Smart for Life, Inc., a Nevada corporation, and its subsidiaries taken as a whole.

Our Company

Overview

We are engaged in the development, marketing, manufacturing, acquisition, operation and sale of a broad spectrum of nutritional and related products with an emphasis on health and wellness. Structured as a global holding company, we are executing a buy-and-build strategy with serial accretive acquisitions creating a vertically integrated company with an objective of aggregating companies generating a minimum of $300 million in revenues by the fourth quarter of 2026. To drive growth and earnings, we are developing proprietary products as well as acquiring other profitable companies, encompassing brands, manufacturing and distribution channels.

Our company was incorporated in the State of Delaware on February 2, 2017. On April 10, 2023, we converted to a Nevada corporation.

On March 8, 2018, we acquired 51% of Millenium Natural Manufacturing Corp. and Millenium Natural Health Products Inc. On October 8, 2019, we entered into an agreement to acquire the remaining 49% of these companies, which was completed on October 8, 2019. On September 30, 2020, we changed the name of Millenium Natural Manufacturing Corp. to Bonne Sante Natural Manufacturing, Inc., or BSNM, and on November 24, 2020, we merged Millenium Natural Health Products Inc. into BSNM to better reflect our vertical integration. BSNM is a nutraceutical contract manufacturer.

On July 1, 2021, we acquired all of the issued and outstanding equity interests of Doctors Scientific Organica, LLC d/b/a Smart for Life, Oyster Management Services, L.L.C. (formerly Oyster Management Services, Ltd.), Lawee Enterprises, L.L.C. and U.S. Medical Care Holdings, L.L.C. On May 19, 2022, we acquired Lavi Enterprises, LLC, an affiliate of these companies. We collectively refer to Doctors Scientific Organica, LLC and the foregoing consolidated subsidiaries as DSO. DSO manufactures, sells and owns the Smart for Life brand of natural health and wellness meal replacement products.

On December 6, 2021, we acquired all of the issued and outstanding capital stock of GSP Nutrition Inc., or GSP. GSP is a sports nutrition company. It offers nutritional supplements for athletes and active lifestyle consumers through a variety of wellness solutions and delivery methods, with its initial line of nutritional products being marketed under the Sports Illustrated Nutrition brand.

On July 29, 2022, we acquired all of the issued and outstanding equity interests of Ceautamed Worldwide LLC and its wholly-owned subsidiaries Wellness Watchers Global, LLC and Greens First Female LLC, which we collectively refer to as Ceautamed. Ceautamed owns the Greens First line of branded products which have been specifically marketed to the healthcare provider sector.

We also operate a network platform in the affiliate marketing space. Affiliate marketing is an advertising model in which a product vendor compensates third-party digital marketers to generate traffic or leads for the product vendor’s products and services. The third-party digital marketers are referred to as affiliates, and the commission fee incentivizes them to find ways to promote the products being sold by the product vendor. We operate this business through Nexus Offers, Inc., or Nexus, which we acquired on November 8, 2021.

Recent Developments

Registered Direct Offering and Related Private Placement

On May 2, 2023, we entered into a securities purchase agreement with an institutional investor, pursuant to which we agreed to issue and sell, in a registered direct offering, 94,600 shares of common stock and a pre-funded warrant to purchase 186,001 shares of common stock at an exercise price of $0.0001, at an offering price per share and pre-funded warrant of $3.205 and $3.2049, respectively. In addition, under the securities purchase agreement, we agreed to issue to the investor a warrant to purchase 280,601 shares of common stock at an exercise price of $3.08 per share in a concurrent private placement.

On May 5, 2023, the offering was completed. At closing, the investor exercised the pre-funded warrant in full. Accordingly, we issued to the investor 280,601 shares of common stock and a warrant to purchase 280,601 shares of common stock at an exercise price of $3.08 per share for total gross proceeds of $899,326 and net proceeds of approximately $751,933.

H.C. Wainwright & Co., LLC, or Wainwright, acted as our exclusive placement agent in connection with this offering and received a cash fee equal to 7.5% of the gross proceeds of the offering, a management fee equal to 1% of the gross proceeds of the offering and reimbursement of certain fees and expenses. We also issued to Wainwright a warrant to purchase 21,045 shares of common stock at an exercise price of $4.00625 per share. The registration statement of which this prospectus forms a part includes the shares of common stock issuable upon exercise of this warrant.

Second Registered Direct Offering and Related Private Placement

On May 17, 2023, we entered into a securities purchase agreement with the same institutional investor, pursuant to which we agreed to issue and sell, in a registered direct offering 206,000 shares of common stock and a pre-funded warrant to purchase 378,892 shares of common stock at an exercise price of $0.0001, at an offering price per share and pre-funded warrant of $2.71 and $2.7099, respectively. In addition, under the securities purchase agreement, we agreed to issue to the investor a warrant to purchase 584,892 shares of common stock at an exercise price of $2.59 per share in a concurrent private placement.

On May 19, 2023, the offering was completed. At closing, the investor exercised the pre-funded warrant in full. Accordingly, we issued to the investor 584,892 shares of common stock and a warrant to purchase 584,892 shares of common stock at an exercise price of $2.59 per share for total gross proceeds of $1,585,057 and net proceeds of approximately $1,074,377. The registration statement of which this prospectus forms a part includes the shares of common stock issuable upon exercise of this warrant.

Wainwright acted as our exclusive placement agent in connection with this offering and received a cash fee equal to 7.5% of the gross proceeds of the offering, a management fee equal to 1% of the gross proceeds of the offering and reimbursement of certain fees and expenses. We also issued to certain designees of Wainwright warrants to purchase an aggregate of 43,867 shares of common stock at an exercise price of $3.3875 per share. The registration statement of which this prospectus forms a part includes the shares of common stock issuable upon exercise of these warrants.

Warrant Solicitation

On May 29, 2023, we entered into warrant solicitation inducement letters with several accredited investors that were holders of warrants for the purchase of an aggregate of 3,513,750 shares of common stock at an exercise price of $2.59 per share. Pursuant to the inducement letters, the holders agreed to exercise the warrants at a reduced exercise price of $1.30; provided that the inducement letters provide that in the event that any warrant exercise would otherwise cause a holder to exceed the beneficial ownership limitation set forth in the warrants, we shall only issue such number of shares to such holder that would not cause such holder to exceed the maximum number of shares permitted thereunder, with the balance to be held in abeyance for the benefit of such holder until notice from such holder that the balance (or portion thereof) may be issued in compliance with such limitation, which abeyance is evidenced through the warrants which shall be deemed prepaid thereafter (including the payment in full of the exercise price), and exercised pursuant to a notice of exercise (provided no additional exercise price shall be due and payable). Upon closing of the warrant solicitation on May 31, 2023, we issued 1,107,000 shares of common stock to the warrant holders, with the remaining 2,406,750 shares remaining unissued but held in abeyance until we receive notice from the holders that the remaining shares may be issued in compliance with the beneficial ownership limitation. The 2,406,750 shares held in abeyance were not issued following the warrant exercise as the inducement letters prohibit us from issuing the abeyance shares because doing so would violate the beneficial ownership limitation contained in the inducement letters. The inducement letters require that the abeyance shares instead be held in abeyance and evidenced by the existing warrants. Abeyance means being without or waiting for an owner. Since the exercise price has been paid, but the abeyance shares were not issued and the existing warrants continue to evidence the right to the abeyance shares, the existing warrants had effectively become a “prefunded warrant” and the abeyance shares may only be issued by us to the holders of the existing warrants if the holders notify us that the issuance may occur without violation of the beneficial ownership limitation.

On June 30, 2023, in order to further clarify the status of the abeyance shares, the remaining shares held in abeyance, which totaled 1,623,218 shares as of such date, were substituted for second amended and restated warrants to purchase 1,623,218 shares of common stock. Since the exercise price of the second amended and restated warrants was paid in full upon closing of the warrant solicitation, the second amended and restated warrants have no exercise price and may exercised at any time; provided, however, that the second amended and restated warrants contain a beneficial ownership limitation which provides that we shall not effect any exercise of a second amended and restated warrant, and a holder shall not have the right to exercise any portion of a second amended and restated warrant, to the extent that after giving effect to such issuance after exercise the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% (or 9.99% in the case of one holder) of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the second amended and restated warrant, which limitation may be increased or decreased by the holder (up to a maximum of 9.99%) upon not less than 61 days’ notice to us.

In consideration for the immediate exercise of the warrants for cash, we issued new warrants to the holders for the purchase of an aggregate of 7,027,500 shares of common stock at an exercise price of $2.17 per share. The registration statement of which this prospectus forms a part includes the shares of common stock issuable upon exercise of these warrants.

Wainwright acted as warrant inducement agent and financial advisor in connection with the transaction and received a cash fee of 7.5% of the gross proceeds, a management fee of 1% of the gross proceeds and reimbursement of certain expenses. We also issued to certain designees of Wainwright warrants for the purchase of an aggregate of 263,531 shares of common stock at an exercise price of $1.625. The registration statement of which this prospectus forms a part includes the shares of common stock issuable upon exercise of these warrants.

We received gross proceeds of approximately $4.5 million from the warrant exercise. After deducting the agent fees and other expenses described above, we received net proceeds of approximately $4.1 million.

Reverse Stock Split

On April 24, 2023, we completed a 1-for-50 reverse split of our outstanding shares of common stock. As a result of this reverse split, our issued and outstanding common stock decreased from 40,440,129 shares to 822,303 shares. Accordingly, except as otherwise indicated, all share and per share information contained in this prospectus has been restated to retroactively show the effect of this reverse stock split.

The reverse stock split was reflected in our condensed consolidated financial statements for the three months ended March 31, 2023 and 2022. The following table presents selected share information reflecting the reverse stock split for the years ended December 31, 2022 and 2021:

	Years Ended December 31,
	2022	2021
Weighted Average Shares Outstanding - pre-split	30,762,944	13,937,500
Weighted Average Shares Outstanding - post-split	615,259	278,750

Basic and diluted net loss per share attributable to common stockholders - pre-split	$(0.99)	$(0.61)
Basic and diluted net loss per share attributable to common stockholders - post-split	$(49.70)	$(29.13)

Corporate Information

Our principal executive offices are located at 990 S Rogers Circle, Suite 3, Boca Raton, Florida 33487, and our telephone number is (786) 749-1221. We maintain a website at www.smartforlifecorp.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

The Offering

Common stock offered by selling stockholders:	This prospectus relates to 7,940,835 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus upon the exercise of warrants to purchase common stock.

Common stock outstanding(1):	4,537,589 shares.

Use of proceeds:	We will not receive any proceeds from the sales of outstanding common stock by the selling stockholders, but we may receive funds from the exercise of the warrants held by the selling stockholders. See “Use of Proceeds.”

Risk factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 5.

Trading market and symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “SMFL.”

(1)	The number of shares outstanding excludes the following:

●	3,481,800 shares of common stock issuable upon the conversion of our series B preferred stock;

●	9,736,832 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.44 per share;

●	50,680 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $16.58 per share;

●	150 shares of common stock that are reserved for issuance under our 2020 Stock Incentive Plan; and

●	1,363,720 shares of common stock that are reserved for issuance under our 2022 Equity Incentive Plan.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider the risks, uncertainties and assumptions discussed under “Part I-Item 1A-Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II-Item 1A-Risk Factors” in our most recent Quarterly Report on Form 10-Q filed subsequent to such Form 10-K that are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, or the SEC, in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. We may, however, receive up to approximately $17.4 million from the exercise of warrants held by selling stockholders. We will retain broad discretion over the use of the net proceeds to us. We currently expect to use the net proceeds that we receive from the exercise of warrants for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire, license or invest in complementary products, technologies or businesses. The expected use of net proceeds represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon exercise of the warrants. Pending these uses, we may invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

The description of our capital stock is incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those shares of common stock issuable to the selling stockholders upon the exercise of warrants. We are registering the shares in order to permit the selling stockholders to offer the shares for resale from time to time.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Unless otherwise indicated in the footnotes below, based on the information provided to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholders and other information regarding the beneficial ownership of our common stock by each of the selling stockholders. The second column lists the number of shares beneficially owned by each selling stockholder. The third column lists the number of shares being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Applicable percentage ownership is based on 4,537,589 shares of common stock outstanding as of July 18, 2023. For purposes of computing percentage ownership after this offering, we have assumed that all warrants held by the selling stockholders will be converted to common stock and sold in this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of July 18, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Notwithstanding the foregoing, certain warrants held by certain selling stockholders contain ownership limitations, such that the we shall not effect any exercise of such warrants to the extent that after giving effect to the issuance of common stock upon exercise thereof, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares outstanding immediately after giving effect to the issuance of such common stock, which such limitation may be waived by us upon no fewer than 61 days’ prior notice; provided that the limitation for some warrants is 9.99% Therefore, if a selling stockholder subject to these limitations would beneficially own in excess of such limitation, we have reduced the applicable percentage to 4.99% or 9.99%, as applicable.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Common Stock Beneficially Owned Prior to this Offering		Number of Shares	Common Stock Beneficially Owned After this Offering
Name of Beneficial Owner	Shares	%	Being Offered	Shares	%
Anson East Master Fund LP(1)	575,035	4.99%	485,690	89,345	2.02%
Anson Investments Master Fund LP(2)	1,655,096	4.99%	1,457,064	198,032	4.37%
District 2 Capital Fund LP(3)	2,672,507	4.99%	2,004,338	668,169	4.99%
Ionic Ventures, LLC(4)	1,813,064	9.99%	1,607,064	206,000	4.53%
Sabby Volatility Warrant Master Fund, Ltd.(5)	1,959,016	4.99%	1,473,344	485,672	4.99%
Armistice Capital Master Fund Ltd.(6)	865,493	4.99%	584,892	280,601	4.99%
H.C. Wainwright & Co., LLC(7)(12)	21,045	*	21,045	-	*
Charles Worthman(8)(13)	3,074	*	3,074	-	*
Craig Schwabe(9)(13)	10,374	*	10,374	-	*
Michael Vasinkevich(10)(13)	197,120	4.35%	197,120	-	*
Noam Rubinstein(11)(13)	96,830	2.18%	96,830	-	*

*	Less than 1%

(1)	The number of shares being offered represents shares of common stock issuable upon the exercise of warrants at an exercise price of $2.17 per share (subject to adjustments) and the number of shares held after this offering represents 1,500 shares of common stock issuable upon the exercise of series A warrants issued in our initial public offering at an exercise price of $350 per share (subject to adjustments) and 87,845 shares of common stock issuable upon the exercise of second amended and restated warrants that were pre-funded. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP, hold voting and dispositive power over the shares held by Anson East Master Fund LP. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(2)	The number of shares being offered represents shares of common stock issuable upon the exercise of warrants at an exercise price of $2.17 per share (subject to adjustments) and the number of shares held after this offering represents 4,500 shares of common stock issuable upon the exercise of series A warrants issued in our initial public offering at an exercise price of $350 per share (subject to adjustments) and 193,532 shares of common stock issuable upon the exercise of second amended and restated warrants that were pre-funded. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the shares held by Anson Investments Master Fund LP. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(3)	The number of shares being offered represents shares of common stock issuable upon the exercise of warrants at an exercise price of $2.17 per share (subject to adjustments) and the number of shares held after this offering represents 6,000 shares of common stock issuable upon the exercise of series A warrants issued in our initial public offering at an exercise price of $350 per share (subject to adjustments) and 662,169 shares of common stock issuable upon the exercise of second amended and restated warrants that were pre-funded. Michael Bigger is the Managing Member of District 2 GP LLC, the General Partner of District 2 Capital Fund LP, and has voting and dispositive power over the shares held by it. Mr. Bigger disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)	The number of shares being offered represents shares of common stock issuable upon the exercise of warrants at an exercise price of $2.17 per share (subject to adjustments) and the number of shares held after this offering represents 6,000 shares of common stock issuable upon the exercise of series A warrants issued in our initial public offering at an exercise price of $350 per share (subject to adjustments) and 200,000 shares of common stock issuable upon the exercise of second amended and restated warrants that were pre-funded. Brendan O’Neil and Keith Coulston are the principals of Ionic Ventures, LLC and hold voting and dispositive power over the shares held by it. Mr. O’Neil and Mr. Coulston each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)	The number of shares being offered represents shares of common stock issuable upon the exercise of warrants at an exercise price of $2.17 per share (subject to adjustments) and the number of shares held after this offering represents 6,000 shares of common stock issuable upon the exercise of series A warrants issued in our initial public offering at an exercise price of $350 per share (subject to adjustments) and 479,672 shares of common stock issuable upon the exercise of second amended and restated warrants that were pre-funded. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd., and Hal Mintz, manager of Sabby Management, LLC, may be deemed to share voting and dispositive power with respect to these securities. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(6)	The number of shares being offered represents shares of common stock issuable upon the exercise of warrants at an exercise price of $2.59 per share (subject to adjustments) and the number of shares held after this offering represents shares of common stock issuable upon the exercise of warrants at an exercise price of $3.08 per share (subject to adjustments). Armistice Capital, LLC is the investment manager of Armistice Capital Master Fund Ltd., the direct holder of the securities, and pursuant to an Investment Management Agreement, Armistice Capital, LLC exercises voting and investment power over the securities held by the Armistice Capital Master Fund Ltd. and thus may be deemed to beneficially own the securities held by Armistice Capital Master Fund Ltd. Steven Boyd, as the managing member of Armistice Capital, LLC, may be deemed to beneficially own the securities held by Armistice Capital Master Fund Ltd. Armistice Capital Master Fund Ltd. specifically disclaims beneficial ownership of the securities directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital, LLC.

(7)	The number of shares being offered represents shares of common stock issuable upon the exercise of warrants at an exercise price of $4.00625 per share (subject to adjustments).

(8)	The number of shares being offered includes 439 shares of common stock issuable upon the exercise of warrants at an exercise price of $3.3875 per share (subject to adjustments) and 2,635 shares of common stock issuable upon the exercise of warrants at an exercise price of $1.625 per share (subject to adjustments).

(9)	The number of shares being offered includes 1,480 shares of common stock issuable upon the exercise of warrants at an exercise price of $3.3875 per share (subject to adjustments) and 8,894 shares of common stock issuable upon the exercise of warrants at an exercise price of $1.625 per share (subject to adjustments).

(10)	The number of shares being offered includes 28,130 shares of common stock issuable upon the exercise of warrants at an exercise price of $3.3875 per share (subject to adjustments) and 168,990 shares of common stock issuable upon the exercise of warrants at an exercise price of $1.625 per share (subject to adjustments).

(11)	The number of shares being offered includes 13,818 shares of common stock issuable upon the exercise of warrants at an exercise price of $3.3875 per share (subject to adjustments) and 83,012 shares of common stock issuable upon the exercise of warrants at an exercise price of $1.625 per share (subject to adjustments).

(12)	Wainwright is a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. Wainwright has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants, which were received as compensation. Wainwright acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, Wainwright had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(13)	Each of the selling stockholders is affiliated with Wainwright, a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants, which were received as compensation. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bevilacqua PLLC, Washington, DC.

Bevilacqua PLLC holds 6,466 shares of common stock, which it received as partial consideration for legal services previously provided to us.

EXPERTS

Daszkal Bolton, LLP has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2022 and 2021 as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on the report of Daszkal Bolton, LLP given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.smartforlifecorp.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

●	our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 22, 2023;

●	our Current Reports on Form 8-K filed with the SEC on January 5, 2023, January 13, 2023, January 26, 2023, March 9, 2023, March 17, 2023, April 6, 2023, April 13, 2023, April 28, 2023, May 5, 2023, May 9, 2023, May 23, 2023, May 30, 2023 and June 8, 2023;

●	Our Definitive Proxy Statement on Schedule 14A filed on February 6, 2023; and

●	the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Smart for Life, Inc.

990 S Rogers Circle, Suite 3

Boca Raton, FL 33487

Attn: Secretary

(786) 749-1221